Exhibit 99.1

AMRI Announces First Quarter 2009 Results

Provides Updated Financial Guidance

ALBANY, N.Y.--(BUSINESS WIRE)--May 6, 2009--AMRI (NASDAQ: AMRI) today reported financial and operating results for the first quarter ended March 31, 2009.

Financial highlights for the quarter include:

  Large Scale Manufacturing contract revenue of $20.7 million, an increase of 11% over the first quarter of 2008
  Royalty revenue of $10.8 million, an increase of 31% over the first quarter of 2008
  Cash flow from operations increased $24 million over the first quarter 2008, bringing total cash and investment balances to $100 million

First Quarter 2009 Results

Total revenue for the first quarter of 2009 was $54 million, an increase of 1% compared to total revenue of $53.6 million reported in the first quarter of 2008.

Total contract revenue for the first quarter of 2009 was $43.2 million, a decrease of 5% compared to total contract revenue of $45.3 million reported in 2008. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

  Discovery Services contract revenue for the first quarter was $11.6 million, a decrease of 13% from $13.3 million in 2008
  Development/Small Scale Manufacturing contract revenue for the first quarter was $10.9 million, a decrease of 17% from $13.2 million in 2008
  Large Scale Manufacturing contract revenue for the first quarter was $20.7 million, an increase of 11% from $18.7 million in 2008

Recurring royalties in the first quarter of 2009 were $10.8 million, an increase of 31% compared to recurring royalties of $8.2 million reported in 2008. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as certain generic forms of Allegra®, for patents relating to the active ingredient in Allegra®.

Net income under U.S. Generally Accepted Accounting Principles (U.S. GAAP) in the first quarter of 2009 was $1.9 million or $0.06 per basic and diluted share, compared to net income of $4.7 million or $0.15 per basic and diluted share in the first quarter of 2008. Net income in the first quarter of 2008 included a $1.6 million, or $0.05 per diluted share, adjustment to decrease income tax expense due to the resolution of previously uncertain tax positions. Excluding this adjustment, net income in the first quarter of 2008 on an adjusted basis was $3.1 million, or $0.10 per diluted share, compared to first quarter 2009 earnings per share of $0.06.

For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share for the 2008 reporting period, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D'Ambra said, “We are pleased that our first quarter results exceeded our expectations and earnings came in above guidance. As expected, reductions in R&D spending in the drug discovery and development industries have led to a slowdown in customer demand. Our revised financial guidance reflects a slowed spending by our small biotech and specialty pharmaceutical customers, as well as the impact of the delay of several projects previously forecasted for our large scale component during the remaining quarters. In order to proactively address current market conditions, we have initiated a cost containment program to partially offset the impact of the anticipated reduction in revenue on our operating performance. Despite the difficult climate 2009 is presenting, we remain optimistic about the long term opportunity in the outsourcing market.”

Dr. D’Ambra continued, “On the R&D front, we continue to make positive progress on multiple programs and we remain hopeful that pre-clinical candidates will be nominated in two of our programs in 2009. At the same time, in recognition of the economic environment, we have also lowered our forecasted R&D spend for the remainder of the year. With the receipt of the Allegra® sub-license fee in the first quarter, we further strengthened our balance sheet, bringing our total cash and investments balance to $100 million.”

Liquidity and Capital Resources

At March 31, 2009, AMRI had cash, cash equivalents and marketable securities of $99.9 million, compared to $87.5 million at December 31, 2008.

The increase of $12.4 million in cash, cash equivalents and marketable securities in the first quarter of 2009 was due to operating cash flows of $21.9 million, driven primarily by the receipt of a $10 million sub-license fee from sanofi-aventis and the collection of customer receivables. These increases in cash and equivalents were partially offset by capital expenditures of $8.7 million.

Total debt at March 31, 2009 was $13.7 million, unchanged from December 31, 2008. Cash, cash equivalents, and marketable securities, net of debt, were $86.2 million at March 31, 2009. Total common shares outstanding, net of treasury shares, were 31,633,557 at March 31, 2009.

2009 Financial Guidance Update

AMRI Chief Financial Officer Mark T. Frost provided contract revenue and EPS guidance for the second quarter and revised guidance for the full year 2009. “In the second quarter, we expect contract revenue to range from $37 million to $41 million, a decrease of 12% to 20% from the second quarter of 2008. For the full year 2009, we expect contract revenue to range from $168 million to $176 million, a decrease of 10% to 14% versus 2008.”

Mr. Frost continued, “With regard to our royalty revenues from worldwide sales of Allegra® and certain generic forms of Allegra®, we expect second quarter royalties of approximately $8.5 to $9.3 million and full year 2009 royalties of approximately $32 to $35 million. For the second quarter, we expect EPS to be ($0.01) to $0.02. For the full year we expect EPS to range from $0.22 to $0.28.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

  The hire of Richard A. Saffee as general manager of large scale manufacturing to assume responsibility for all large scale manufacturing operations in Rensselaer, New York including oversight for engineering, manufacturing and materials management.
  The hire of Michael D. Ironside, Ph.D. as director of global project management overseeing all project management activities related to customer products moving through AMRI’s pharmaceutical services organization.
  The hire of Junan Guo, Ph.D. as senior director, analytical and quality services to oversee all domestic analytical chemistry, preformulation and formulation, quality assurance and regulatory affairs efforts.
  The promotion of Chief Financial Officer Mark T. Frost to senior vice president, administration and chief financial officer, to assume leadership for investor relations, sourcing, legal, communications, information technology, facility management and logistics, in addition to finance and accounting.
  The relocation and consolidation of all staff and services of its Bothell, Washington research unit into approximately 44,000 square feet of nearby newly refurbished laboratory and office space resulting in substantial improvements in operational efficiencies and providing capacity for growth, currently projected to be double the scale of the current operation over the next five years.
  The commencement of a new collaboration agreement between AMRI and the CHDI Foundation, Inc., a non-profit organization pursuing drugs that delay or slow Huntington’s disease (HD), focused on the discovery of new therapeutic agents for the treatment of this disease.

First Quarter Conference Call

The company will hold a conference call at 10:00 a.m. EDT on Thursday, May 7, 2009 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. To listen to the conference call, dial 877-719-9799 (for domestic calls) or 719-325-4791 (for international calls) at 9:45 a.m. EDT and provide conference code 3568646. In addition, the call is being webcast on the Internet and can be accessed on the company’s website, www.amriglobal.com.

Replays of the call will be available for seven days following the call beginning at noon EDT on May 7, 2009. To access the replay by telephone, call 888-203-1112 (for domestic calls) or 719-457-0820 (for international calls) and use passcode 3568646. In addition, replays of the call will be available for three months on the company’s website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue and earnings per share for the second quarter and full year 2009, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2009 Financial Guidance Update” regarding the strength of the company's business and prospects, statements concerning the expected nomination of pre-clinical candidates in two of the company’s programs, and statements concerning the company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, including softness in these markets, sales of Allegra® and the impact of the "at-risk" launch of generic Allegra® on the company's receipt of significant royalties under the Allegra® license agreement, the risk of an “at-risk” launch of generic Allegra-D® and the impact of that on the company’s receipt of significant royalties under the Allegra® license agreement, the risk that Allegra® may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on March 13, 2009, and the company's other SEC filings. Revenue and other earnings related guidance offered by senior management today represent a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of net income and earnings per diluted share adjusted to exclude certain income tax related adjustments in the 2008 period. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Table 1: Reconciliation of first quarter 2009 and 2008 reported net income and earnings per diluted share to adjusted net income and adjusted earnings per share:

Table 1
(Dollars in thousands, except per share data)
Non-GAAP Measures
	First Quarter 2009	First Quarter 2008

Net income, as reported	$1,942	$4,739
Income taxes	-	(1,640)
Net income, as adjusted	$1,942	$3,099

Earnings per diluted share, as reported	$0.06	$0.15
Income taxes	-	(0.05)
Earnings per diluted share, as adjusted	$0.06	$0.10

Albany Molecular Research, Inc. Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended
(Dollars in thousands, except for per share data)	March 31, 2009	March 31, 2008

Contract revenue	$43,244	$45,337
Milestones and recurring royalties	10,786	8,233
Total revenue	54,030	53,570

Cost of contract revenue	36,643	36,228
Technology incentive award	1,105	819
Research and development	3,385	2,909
Selling, general and administrative	10,302	9,297
Total costs and expenses	51,435	49,253

Income from operations	2,595	4,317

Interest income, net	111	522
Other income (loss), net	328	(59)

Income before income tax expense	3,034	4,780

Income tax expense	1,092	41

Net income	$1,942	$4,739

Basic earnings per share	$0.06	$0.15

Diluted earnings per share	$0.06	$0.15

Albany Molecular Research, Inc. Selected Consolidated Balance Sheet Data (unaudited)

	March 31,	December 31,
(Dollars in thousands, except for per share data)	2009	2008

Cash, cash equivalents and marketable securities	$99,944	$87,470
Accounts receivable, net	30,332	38,529
Royalty income receivable	10,383	6,670
Inventory	27,125	28,670
Total current assets	181,648	174,515
Property and equipment, net	169,973	167,502
Total assets	397,854	390,684

Total current liabilities	38,892	33,822
Long-term debt, excluding current installments	13,482	13,482
Total liabilities	73,477	64,004
Total stockholders’ equity	324,377	326,680
Total liabilities and stockholders’ equity	397,854	390,684

CONTACT:
Media:
AMRI Corporate Communications
Andrea Schulz, 518-512-2226
or
Investors:
AMRI Director of Investor Relations
Peter Jerome, 518-512-2220